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                                                                   EXHIBIT 3.6

                  CERTIFICATE OF DESIGNATION, PREFERENCES AND
                      RIGHTS OF CLASS D PREFERRED STOCK OF
                             ANKER COAL GROUP, INC.

             PURSUANT TO SECTION 151 OF THE GENERAL CORPORATION LAW
                            OF THE STATE OF DELAWARE

     The undersigned, being the duly appointed President and Secretary of Anker Coal Group, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation") in accordance with the provisions of Section 103 thereof, DO HEREBY CERTIFY:

     That pursuant to the authority conferred upon the Board of Directors by the Certificate of Incorporation of the Corporation, the Board of Directors adopted the following resolution creating a class of 1,000 shares of preferred stock designated as Class D Preferred Stock.

     NOW, THEREFORE, BE IT RESOLVED, that pursuant to the authority conferred upon the Board of Directors of this Corporation in accordance with the provisions of the Certificate of Incorporation, there is hereby established a class of the preferred stock of the Corporation, $7,000 par value per share, which class shall be designated as "CLASS D PREFERRED STOCK," and which shall consist of 1,000 shares and which shall have the following dividend rights, voting rights, terms of redemption, redemption prices, liquidation preferences and other rights, qualifications, limitations and restrictions.

1.  Dividend Rights.

     a. The holders of record of the Class D Preferred Stock shall be entitled to receive, as and when declared by the directors, dividends as follows: For a period of fifteen years from and after January 1, 1996, cumulative preferential dividends in an amount equal to two and one-half percent (2-1/2%), and thereafter cumulative preferential dividends in an amount equal to one and one-half percent (1-1/2%), of the Gross Realization from Area F Coal (as hereinafter defined) during the immediately preceding calendar quarter, or during so much of such calendar quarter as such holders' shares of Class D Preferred Stock were outstanding, and no more, such dividends to accrue whether or not declared and be cumulative from said date and to be payable quarterly. Such dividends shall be cumulative and no dividend shall be declared, paid or set apart for payment upon any equity security of the Corporation, nor shall any equity securities of the Corporation be redeemed, unless all then unpaid and accumulated dividends on the Class D Preferred Stock up to and including the dividend payment of the last completed period for which such dividends shall be payable shall have been declared and paid or set apart for payment. Dividends on account of arrearages for any past dividend may be declared and paid at any time without reference to any regular dividend payment date.
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     b.   As used in this Section 1, the following terms shall have the following meanings: Gross Realization from Area F Coal during a calendar quarter means the aggregate sale price obtained by the Area F Mining Companies (as hereinafter defined), f.o.b. rail or truck at the loading point, for all Area F Coal produced and sold by the Area F Mining Companies and the sale of which was accrued on the books of the Area F Mining Companies during such calendar quarter. Area F Coal means coal which has been produced from the reserves owned, leased or subleased by the Corporation or any Subsidiary in Upshur and Randolph Counties, West Virginia, identified as Area F in that certain Area F Designation Agreement made as of the 28th of December, 1995, between Anker Group, Inc. and Melrose Coal Company, Inc., a West Virginia corporation (the "Area F Designation Agreement"). A copy of the Area F Designation Agreement is on file in the office of the Secretary of the Corporation and shall be made available without charge to any stockholder of record of the Corporation upon request. All references in the Area F
Designation Agreement to Exhibit A thereto shall be deemed to apply to this
Section 1. Area F Mining Companies means one or more of the following: (a) the Corporation or a Subsidiary where the Corporation or such Subsidiary owns, leases or subleases coal reserves in Area F and is engaged in the extraction of such coal, whether directly through the conduct of mining operations or indirectly through the employment of contract miners, and (b) a person or entity other than the Corporation or a Subsidiary which leases or subleases coal reserves in Area F from the Corporation or a Subsidiary, extracts such coal and sells it to the Corporation or a Subsidiary. As used in this Section
1, Subsidiary means a corporation, limited liability company, partnership or other entity which is, directly or indirectly, majority owned by the Corporation.

2.   Rights on Liquidation and Ranking.

     a. In the event of the liquidation, dissolution or winding-up of the Corporation or other distribution of assets of the Corporation among stockholders for the purpose of winding up its affairs (the foregoing, a "Liquidation"), the holders of the Class D Preferred Stock shall, before any amount shall be paid to or any property or assets of the Corporation distributed among the holders of the Class C Preferred Stock or the Common Stock of the Corporation, be entitled to receive a sum equal to $7,000 per share (the "Class D Liquidation Value") together with all accrued and unpaid dividends (which for such purpose shall be calculated from the expiration of the last period for which dividends have been paid up to and including the date of distribution of the Class D Liquidation Value, and paid within 45 days following the date of distribution of the Class D Liquidation Value). After payment to the holders of the Class D Preferred Stock of the amounts so payable to them, they shall not be entitled to share in any further distribution of the property or assets of the Corporation. In the event the amounts above provided for cannot be paid in full as above provided in respect of the Class D Preferred Stock then outstanding, the holders of shares of Class D Preferred stock then outstanding shall share ratably in any amounts available for such payments.

     b. With regard to rights to receive distributions upon Liquidation of the Corporation, Class D Preferred Stock shall rank (i) senior to the Class A, B and C Preferred Stock of the Corporation, and (ii) senior to the Common Stock of the Corporation.



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3. Voting Rights.

   Except as otherwise provided by law, the holders of the Class D Preferred Stock shall have no voting rights on matters put to a vote of the stockholders of the Corporation.

4. Redemption.

   a. In the event the Corporation elects at any time to redeem shares of the Class D Preferred Stock, the Corporation shall redeem the shares at a price equal to the Class D Liquidation Value together with all accrued and unpaid dividends (which for such purpose shall be calculated from the expiration of the last period for which dividends have been paid up to and including the date of distribution of the Class D Liquidation Value, and paid within 45 days following the date of distribution of the Class D Liquidation Value).

   b. In the event that on or before December 31, 2005, the Corporation shall not have paid dividends and special dividends in respect of the Class D Preferred Stock in an aggregate amount of $5,000,000 or more, then the Corporation, if so requested by a holder of Class D Preferred Stock in a written notice received by the Corporation no later than January 31, 2006, shall, out of funds legally available therefor, redeem such stockholder's shares of Class D Preferred Stock over a period of five years by redeeming twenty percent (20%) of such stockholder's shares of Class D Preferred Stock on or before December 31, 2006 and December 31 of each of the next four succeeding years (the "Class D Redemption Dates") at a redemption price equal to the Class D Liquidation Value together with all accrued and unpaid dividends (which for such purpose shall be calculated from the expiration of the last period for which dividends have been paid up to and including the date of distribution of the Class D Liquidation Value, and paid within 45 days following the date of distribution of the Class D Liquidation Value); provided, however, that if, as of any Class D Redemption Date the Corporation shall not have funds legally available therefor sufficient to redeem all shares of Class D Preferred Stock to be redeemed on such date, then the Corporation shall redeem on such date such number of shares of Class D Preferred Stock to be redeemed as it shall have funds legally available therefor and the remainder of the shares of Class D Preferred Stock which were to have been redeemed shall be redeemed promptly from time to time as the Corporation shall have funds legally available therefor. On and after any Class D
Redemption Date and until the Corporation shall have redeemed all of the shares of the Class D Preferred Stock to be redeemed on such date in accordance with this Section 4(b), no dividend shall be declared, paid or set apart for payment upon the Class C Preferred Stock or the Common Stock of the Corporation. No fractional shares shall be redeemed.

   c. The Corporation shall, out of funds legally available therefor, redeem any shares of the Class D Preferred Stock which are issued and outstanding on December 31, 2010, over a period of five years by redeeming twenty percent (20%) of the shares held by each holder of Class D Preferred Stock on or before December 31, 2011 and December 31 of each of the next four succeeding years (the "Class D Final Redemption Dates") at a redemption price equal to the Class D Liquidation Value together with all accrued and unpaid dividends (which for such

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purpose shall be calculated from the expiration of the last period for which dividends have been paid up to and including the date of distribution of the Class D Liquidation Value, and paid within 45 days following the date of distribution of the Class D Liquidation Value); provided, however, that if, as of any Class D Final Redemption Date the Corporation shall not have funds legally available therefor sufficient to redeem all shares of Class D Preferred Stock to be redeemed on such date, then the Corporation shall redeem on such date such number of shares of Class D Preferred Stock to be redeemed as it shall have funds legally available therefor and the remainder of the shares of Class D Preferred Stock which were to have been redeemed shall be redeemed promptly from time to time as the Corporation shall have funds legally available therefor. On and after any Class D Final Redemption Date and until the Corporation shall have redeemed all of the shares of the Class D Preferred Stock to be redeemed on such date in accordance with this Section 4(c), no dividend shall be declared, paid or set apart for payment upon the Class C Preferred Stock or the Common Stock of the Corporation. No fractional shares shall be redeemed.

      d. The holders of shares of the Class D Preferred Stock shall not have the right at any time to require the redemption of such shares, except as provided in Sections 4(b) and 4(c).

      RESOLVED FURTHER, that the President, the Executive Vice President, the Secretary and the Assistant Secretary of the Corporation are each authorized to do or cause to be done all such acts or things and to make, execute and deliver or cause to be made, execute and delivered all such agreements, documents, instruments and certificates in the name and on behalf of the Corporation or otherwise as they deem necessary, desirable or appropriate to execute or carry out the purpose and intent of the foregoing resolutions.

      IN WITNESS WHEREOF, we have executed and subscribed this Certificate as of this 9th day of August, 1996.






                                                /s/ John J. Faltis
                                                -----------------------------
                                                John J. Faltis, President




                                                /s/ Bruce Sparks
                                                -----------------------------
                                                Bruce Sparks, Secretary



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